Exhibit 99.1

℠ Investor Presentation August 2020

Disclaimer

This investor presentation ("Investor Presentation") is for informational purposes only to assist interested parties in making their own evaluation with respect to the proposed business combination (the "Business Combination") between Collier Creek ("CCH") and Utz Quality Foods, LLC ("Utz" or the "Company"). The information contained herein does not purport to be all-inclusive and none of CCH, Utz or their respective affiliates makes any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this Investor Presentation.

This Investor Presentation does not constitute (i) a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination or (ii) an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any security of Utz, CCH, or any of their respective affiliates. You should not construe the contents of this presentation as legal, tax, accounting or investment advice or a recommendation. You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein, and, by accepting this presentation, you confirm that you are not relying upon the information contained herein to make any decision.

The distribution of this Investor Presentation may also be restricted by law and persons into whose possession this Investor Presentation comes should inform themselves about and observe any such restrictions. The recipient acknowledges that it is (a) aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (b) familiar with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), and that the recipient will neither use, nor cause any third party to use, this Investor Presentation or any information contained herein in contravention of the Exchange Act, including, without limitation, Rule 10b-5 thereunder.

Forward-Looking Statements. Certain statements in this presentation may be considered forward-looking statements. Forward-looking statements generally relate to future events or CCH's or the Company's future financial or operating performance. For example, projections of future Adjusted EBITDA, Further Adjusted EBITDA, Normalized Further Adjusted EBITDA and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by CCH and its management, and Utz and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the Business Combination; (2) the outcome of any legal proceedings that may be instituted against CCH, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; (3) the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of CCH, to obtain financing to complete the Business Combination or to satisfy other conditions to closing; (4) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (5) the ability to meet the NYSE's listing standards following the consummation of the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations of Utz as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that Utz or the combined company may be adversely affected by other economic, business, and/or competitive factors; (11) Utz's estimates of expenses and profitability; and (12) other risks and uncertainties set forth in the section entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in CCH's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Nothing in this presentation should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither CCH nor the Company undertakes any duty to update these forward-looking statements.

Non-GAAP Financial Information. In this presentation, CCH and the Company may refer to certain non-GAAP financial measures, including Adjusted EBITDA, Further Adjusted EBITDA and Normalized Further Adjusted EBITDA, among others. Please refer to footnotes where presented on each page of this presentation or to the appendix found at the end of this presentation for a reconciliation of these measures to what the Company believes are the most directly comparable measure evaluated in accordance with generally accepted accounting principles in the U.S. ("GAAP"). This presentation also includes certain projections of non-GAAP financial measures. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward-looking non-GAAP financial measures is included.

Use of Projections. This Investor Presentation contains financial forecasts of the Company. Neither the Company's independent auditors, nor the independent registered public accounting firm of CCH, audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this Investor Presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this Investor Presentation. These projections should not be relied upon as being necessarily indicative of future results.

Industry and Market Data. In this Investor Presentation, CCH relies on and refers to certain information and statistics obtained from third-party sources which it believes to be reliable, including reports by market research firms. Neither CCH nor Utz has independently verified the accuracy or completeness of any such third-party information.

This presentation may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this presentation may be listed without the TM, SM, ©, ® or ™ symbols, but Collier Creek and Utz will assert, to the fullest extent under applicable law, the right of the applicable owners, if any, to these trademarks, service mark, trade names and copyrights.

Additional Information. In connection with the proposed Business Combination, including the domestication of CCH as a Delaware corporation, CCH has filed, and the SEC has declared effective, a registration statement on Form S-4 containing a definitive proxy statement and a prospectus of CCH relating to the proposed Business Combination that has been mailed to its shareholders. This Investor Presentation does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. CCH's shareholders and other interested persons are advised to read the definitive proxy statement/prospectus and the other documents filed in connection with the proposed Business Combination, as these materials contain important information about Utz, CCH and the Business Combination. The definitive proxy statement/prospectus and other relevant materials for the proposed Business Combination have been mailed to shareholders of CCH as of July 30, 2020, the record date for voting on the proposed Business Combination. Shareholders are also be able to obtain copies of the definitive proxy statement/prospectus and other documents filed with the SEC, without charge at the SEC's website at www.sec.gov, or by directing a request to: Collier Creek Holdings, 200 Park Avenue, New York, NY 10166.

Participants in the Solicitation. CCH and its directors and executive officers may be deemed participants in the solicitation of proxies from CCH's shareholders with respect to the proposed Business Combination. A list of the names of those directors and executive officers and a description of their interests in CCH is contained in CCH's annual report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC and is available free of charge at the SEC's web site at www.sec.gov, or by directing a request to Collier Creek Holdings, 200 Park Avenue, New York, NY 10166. Additional information regarding the interests of such participants is contained in the definitive proxy statement/prospectus for the proposed Business Combination.

The Company and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of CCH in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination is included in the definitive proxy statement/prospectus for the proposed Business Combination.

Utz BRANDS

℠ Today’s Participants Collier Creek Holdings Utz Current New Utz • Sr. Managing Director, CC Capital Jason Giordano Co - Founder Director • Founder and Sr. Managing Director, CC Capital Chinh Chu Co - Founder Special Advisor • Former Chairman, Pinnacle Foods Roger Deromedi Co - Founder Chairman Cary Devore • EVP & CFO, with Utz since 2016 Chief Financial Officer Chief Financial Officer Dylan Lissette • CEO of Utz since 2012 Chief Executive Officer Chief Executive Officer 1 • Former CEO, Kraft Foods • Former Sr. Managing Director, Blackstone • Former Managing Director, Blackstone • At Utz since 1995; worked in a variety of capacities prior to becoming CEO • Former Managing Director, Metropoulos & Co. • 25 years in private equity, investment banking, and public accounting

℠ Today’s Agenda Business Overview II Introduction & Investment Thesis I Value Creation Strategy III Financial Overview IV 2

I. Introduction & Investment Thesis

Utz is a Perfect Business Combination for Collier Creek

Collier Creek

- Completed $440 million IPO in October 2018 to establish a new CPG "platform" company
- Over 125 years of CPG and investing experience, including:
  - Several former executives of Pinnacle Foods led by Roger Deromedi
  - Proven operating playbook and track record of shareholder value creation in food industry
- Objective at IPO to find Pinnacle 2.0: an attractive platform asset well suited for its value creation strategies:
  - Accelerate topline growth
  - Improve margins
  - Make strategic acquisitions
- $35 million co-investment by Sponsors alongside public investors (in addition to receiving promote shares)

Utz Brands

- Leading manufacturer, marketer, and distributor of branded snacks in the U.S., including potato chips, pretzels, cheese snacks, pork skins, pub/party mixes, and veggie snacks
- Strong portfolio of national and regional brands, including *Utz, Good Health, Boulder Canyon, Zapp's,* and *Golden Flake*
- 99-year-old family company with deep heritage and authenticity
- Over 40 years of consecutive Comparable Sales Growth[(1)]
- #2 salty snack company in its Core geographies; #4 nationally
- 2020E Pro Forma Net Sales of $932 million and Projected Further Adj. EBITDA of $124 million[(2)]

1). Source: Management estimates and internal data. Represents annualized growth in Net Sales. Growth rate for 2017 through 2019 excludes the negative impact from increased IO discounts related to Utz's structural shift towards IOs from RSPs. 2). See page 41 for reconciliation. For 2020 and 2021,"Projected Further Adjusted EBTIDA" refers to figures disclosed in the definitive proxy / prospectus and represents management's view of Utz as a public company.

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Why CCH is So Excited About This Opportunity

1 Attractive and Growing Salty Snack Category	▪ $26 billion in U.S. Retail Sales with 4.3% CAGR Over Last Five Years[(1)] ▪ Resilient to Economic Downturns (4% CAGR from 2007-2010)[(2)] with Attractive Defensive Characteristics
2 Significant Competitive Moats	▪ Iconic Brands with Strong and Growing Positions ▪ Competitively Advantaged Manufacturing and Distribution Network
3 Multiple Ways to Win	▪ Organic Sales Growth (Strengthened Marketing, Increased Distribution, Geographic Expansion, and Further Sub-Category Penetration) ▪ Margin Enhancement (Significant Cost Savings, Revenue Management, Mix) ▪ Platform for Value-Enhancing Acquisitions
4 Significant Shareholder Alignment	▪ Commitment by Collier Creek and the Rice/Lissette Family to Long-Term Value Creation ▪ Alignment on Utilizing CCH Playbook ▪ Retention of 90% of Existing Equity by Rice/Lissette Family, Representing 50.2% Initial Economic Ownership
5 Attractive Entry Valuation	▪ 11.6x 2021E Projected Further Adj. EBITDA[(3)] Multiple Represents a 2.2x Discount to 1-Year Peer Average[(4)] ▪ 17.8x 2021E Adj. P/E Multiple Represents 3.1x Discount to 1-Year Peer Average[(4)]

1). IRI MULO+C data (for 5-year period ended 12/29/2019). 2). Euromonitor International data. 3). See page 41 for reconciliation. For 2020 and 2021, "Projected Further Adjusted EBTIDA" refers to figures disclosed in the definitive proxy / prospectus and represents management's view of Utz as a public company. 4). Peer 1-year averages as of August 7, 2020. Utz 2021E multiples compared to peer NTM+1 multiples.

Utz BRANDS

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Transaction Overview

- Enterprise Value of $1,561 million[1]
- Pro forma for the transaction Utz expected to have 2020E Net Debt of ~$385 million or ~3.1x 2020E Projected Further Adj. EBITDA[2]
- Transaction will be structured as an Up-C with the Company entering into a customary tax receivable arrangement with Utz owners as part of the transaction
- Expected transaction closing in Q3'20

Expected Cash Sources and Uses ($ in mm)

Sources		Uses	
Collier Creek Cash in Trust Account[3]	$453	Cash Consideration to Existing Owners	$60
Sponsor Co-Investment[4]	35	Repay Existing Debt and Preferred Units	376
		Transaction Fees	52
Total Sources	**$488**	**Total Uses**	**$488**

1). Enterprise value calculated based upon $1,151 million equity value and $409 million of Net Debt based on 12/31/19 balance. Equity value includes 115.1 shares outstanding. Excludes shares underlying warrants ($11.50 strike price) and seller and sponsor perfomance shares (which vest at $12.50 and $15.00 per share). Ascribes no value to net present value of net operating losses or other potential tax attributes.
2). See page 41 for reconciliation. For 2020 and 2021, "Projected Further Adjusted EBTIDA" refers to figures disclosed in the definitive proxy / prospectus and represents management's view of Utz as a public company.
3). Assumes no redemptions from CCH trust account.
4). Investment pursuant to forward purchase agreement with Collier Creek Partners, LLC ("Sponsor") and independent directors.

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℠ Stock Appreciation CAGR from PF IPO to Sale Pinnacle Foods 24.1% S&P 500 10.3 Consumer Staples 6.0 80 110 140 170 200 230 260 290 320 350 Mar-13 Nov-13 Jun-14 Feb-15 Sep-15 Apr-16 Dec-16 Jul-17 Mar-18 Oct-18 Pinnacle Foods S&P 500 Consumer Staples $231 $675 2007 2017 $1,514 $3,144 2007 2017 Source: Company filings, proxies, investor presentations, press releases. 1). During this time period, net income (loss) grew from ($115.4) million to $532.2 million. Net Sales ($mm) Adj. EBITDA ($mm) (1) 7 Pinnacle Foods Original Brands CCH Team with Proven Track Record in Food Industry +233.3% +72.4% +38.1% Pinnacle Foods: Case Study Met or Exceeded Consensus EPS Estimates 22 Consecutive Quarters from 2013 – 2018 6 Share Price Rebased to 100

℠ Portfolio Strategy Marketing/Sales Optimization New Product Innovations Distribution Expansion Utz a Perfect Fit for Executing CCH’s Operating Playbook Fully Integrated Strong Synergies Multiple Enhancing Reduce Costs and Expand Margin Build Platform with Strategic Acquisitions Support Top Management Productivity Process Capacity Optimization High ROI Investments Lean Overhead Reinvest to Accelerate Revenue Growth 2007 ~2% 2017 ~4% Today <1% Future 3 - 4% 15.3% 21.5% 13.3% Mid - teens Marketing Spend (% Net Sales) 2007 ~2% 2017 3 - 4% Today ~ 1% Future 3 - 4% Source: Management estimates and company filings. 1). Represents Adjusted EBITDA as % of Net Sales for Pinnacle. Represents FY 2020E Projected Further Adj. EBITDA as % of Pro For ma Net Sales for Utz. See page 41 for reconciliation. For 2020 and 2021,“Projected Further Adjusted EBTIDA” refers to figures disclosed in the definitive proxy / prospectus and represents management’s view of Utz as a p ublic company. Five Consecutive Years of Composite Market Share Gains at Pinnacle Prod. % COGS EBITDA Margin (1) 2007 - 2017 4 2011 - 2019 11 7.6% 8.1% Acq. Made Syn. % Net Sales 7 ℠ ℠ ℠

Salty Snacks Among the Best Categories in CPG

2010 – 2019 U.S. Retail Sales Growth(1)


4.3%
2.2%
3.7%
2.6%
2.3%
2.0%
1.8%
3.8%
3.5%
1.4%
Salty Snacks(2)
Total Packaged F&B
Sweet Biscuits / Snack Bars
Non-Alcoholic Drinks(3)
Confect.
Baked Goods
Ice Cream and Frozen Desserts
Alcoholic Drinks
Beauty / Personal Care
Home Care

Source: Euromonitor International.

Supported by Strong Consumer Trends and Category Dynamics

- 95% of U.S. Population Snacking At Least Once Per Day
- Average American Snacks 2.6x Times Per Day
- ~50% of U.S Eating Occasions are Snacks
- ~50% of U.S. Consumers Replacing Meals With Snacks

- Category leaders compete primarily with marketing and innovation versus price
- Low penetration by Private Label at 5-6% and flat for the last decade
- Provides exposure to faster growing distribution channels

Source: IRI, the Hartman Group, and The Consumer Goods Forum.
1). Represents CAGR. 2). Defined as Euromonitor U.S. Savory Snacks category with Savory Biscuits removed. 3). Excludes dairy products.

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℠ $216 $222 $228 $254 $266 $290 $318 $359 $398 $403 $468 $513 $535 $559 $618 $656 $707 $772 $866 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 Utz Consistent Sales Growth Even During Economic Downturns 1). Source: Internal financials. Figures for 2001 – 2019 represent Net Sales. 2). Based on management estimates for growth excluding acquisitions. 3). 2019 pro forma for the full year impact of Conagra Snacks and Kitchen Cooked acquisitions. Periods prior to 2019 are act ual . 4). Represents growth over the comparable pro forma 1H 2019 net sales, including the impact of the Conagra Snacks and Kitchen Cooked acquisitions. See pages 31 and 40. Net Sales ($ in millions) (1) Recession Recession (3) 9 2001 – 2019 (3) CAGR Total 8% Organic (2) 4% COVID - 19/ Recession 1H 2020 YoY Growth + 11% (4)

℠ Attractive Value Creation Potential Plus Additional Upside From Strategic Acquisitions Long - Term Organic Growth Model Adj. EBITDA 6 – 8% Productivity / Margin Enhancements Adj. EPS 8 – 10% Deleveraging ~10 – 12% 1). Based on management estimates. 2). Does not include potential incremental dividends from excess tax distributions. 10 Net Sales In - Line with Category 3 – 4% Power Brands Focus Exp. Dividend Yield ~2% ~40% Target Payout Ratio (2) (1) Initial Annualized Dividend of $0.20 Per Share for FY 2020 Total Shareholder Return

II. Business Overview

℠ Nearly 100 - Year Old Family Company with Tremendous Heritage Today Rich Heritage and Regional Expansion (1921 – 2011) National Scale Multi - Branded Snack Platform Created (2011 – 2019) 1921 – Founding by Bill and Salie Utz in Hanover, PA 1940s - 1960s – First Dedicated Manufacturing Plant (1947) and Expansion of Production Capabilities 1970s - 1980s – Expansion into Other Salty Snack Sub - Categories, Including Pretzels and Cheese Today – Largest Privately - Held Branded Salty Snack Company in the US – 5+ million Pounds of Snacks per Week – Reaching 75,000+ Retail Stores Across the Country 1920s - 1930s – Iconic “Little Utz Girl” Born 2011 - 2019 – Rapid Geographic and Brand Portfolio Expansion Driven by Strategic M&A – in 2011 (South/Southeast) – in 2014 (BFY) – in 2016 (Southeast) – in 2017 (BFY/West) – in 2019 (Pacific Northwest) Snacks 1920 2020 1990s - 2010 – Geographic Expansion Throughout Northeast 2017 – National Warehouse Distribution and DSD Transformation Source: Management estimates. 11

Scale Player in Salty Snacks and #2 in Core Geographies

2019 U.S. Salty Snack Retail Sales ($ in millions)

	Core[1] Rank	Core[1] Share	U.S. Rank	U.S. Share
Total Salty Snacks	#2	7%	#4	4%
Potato Chips	#2	12%	#4	6%
Pork Skins	#1	23%	#3	12%
Cheese	#2	7%	#2	4%
Pretzels	#2	17%	#3	10%



$16,047
$1,235
$1,094
$972
$569
$492
$400
$260
$196
$195
$187
$171
$170
$145
$116
~$2,000
$1,459
PepsiCo
Campbell's
Kellogg's
utz (2)
General Mills
Grupo Bimbo
Hershey's
Hain Celestial
Arca Cont.
Herr's
Truco
Gruma
Conagra (3)
Mars
Old Dutch
All Other Branded
Private Label

	PepsiCo	Campbell's	Kellogg's	Utz	General Mills	Grupo Bimbo	Hershey's	Hain Celestial	Arca Cont.	Herr's	Truco	Gruma	Conagra	Mars	Old Dutch
DSD[4]	✓	✓	✗	✓	✗	✓	~	~	✓	✓	~	✓	~	✗	✓
Category Diversification[4]	Y	Y	N	Y	N	Y	N	Y	Y	Y	N	N	Y	N	Y

✓ DSD Network ~ Utilizes Partner's DSD Network ✗ No DSD Network

Source: IRI MULO-C data (52-week period ended 12/29/2019).
1). Core geographies mean legacy Northeast and Mid-Atlantic regions of Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont, Virginia, and Washington D.C. as well as Alabama, Illinois, Oregon, and Washington where Utz has acquired strong regional brands and distribution capabilities in recent years. See page 25.
2). Adjusted to include the full year impact of the Conagra Snacks and Kitchen Cooked acquisitions.
3). Adjusted to exclude the full year impact of brands acquired by Utz.
4). Based on management estimates and judgement.

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℠ Strong Brand Portfolio with Focus on Power Brands Pork Skins Power Brands (71% of Sales) Foundation Brands (29% of Sales) Iconic Heritage Craft Better For You Regional Licensed Other • Partner Brands • Private Label Note: Sales represent FY2019 invoiced sales, which represent net sales before the impact of certain trade deductions and independent DSD operator discounts. 13 Chips/Cheese

℠ Food 52% C - Store 20% Mass 14% Club 6% Drug 2% Other 6% Broad Distribution Across Channels and Customers… No Customer Represents More than 10% Of Sales 15+ Year Average Relationship with Top Customers 2019 Utz Sales by Channel (1) Illustrative Customers (2) 14 1). Source: IRI MULO - C data (52 - week period ended 12/29/2019). 2). Includes dollar/discount.

℠ With Excellent Retail Shelf and Display Presence 15 ℠

℠ Distributor Flexible, Efficient DSD and Warehouse Distribution System Direct to Warehouse Direct to Store (DSD) ~350 Retailer Distribution ~17,000 Doors ~635 Routes ~15,000 Doors ~1,645 Total Routes 75,000+ Doors % of Routes 2016 2019 Company - Owned 67% 23% Independent Operators (IO) 33% 77% Direct to Store (DSD) Network 50 % Distributor 25 % Direct to Warehouse 25% 16 3 of the Top 4 Salty Snacking Companies Operate DSD Networks (1) 1). Sourced from management estimates. Utz Transition to IOs Centers Completed Transition Expected in 2021

National Manufacturing Footprint with Broad Capabilities

14 Manufacturing Facilities

- 400 Million Lbs. Annual Capacity[1]
- ~69% Capacity Utilization[1]
- Strong Quality and Safety Record


(4)

Processes



Continuous Chips | Kettle Chips | Extruded



Popped | Baked | Sheeted

Ingredients



Avocado Oil | Olive Oil | Gluten-Free



Organic | Veggie | Pork

Packaging



Bags | Barrels | Multipacks



Seasonals | Trays | Resealables

1). Based on management estimates of available capacity in 2019 over a seven-day work schedule, excluding weekly clean-up time.

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℠ 2019 11.2x 7.4x 5.8% 2017 NM 10.2x (1) 13.8% 2016 15.8x 7.6x 9.6% 2013 13.2x 5.7x 8.7% 2011 8.0x 5.6x 7.0% All Acquisitions (2) 7.4x 8.1% Track Record of Accretive and Well - Integrated Acquisitions Year Pre - Synergy Adj. EBITDA Multiple Cost Synergy % of Revenue Snacks Target Post - Synergy Adj. EBITDA Multiple Source: Management estimates. Table excludes smaller tuck - in acquisitions details. 1). Purchase price net of NPV of step - up tax amortization benefits expected to be realized from the transaction. 2). All acquisition statistics based on weighted average and includes 6 additional smaller tuck - in acquisitions completed since 2011. 18

℠ Highly Experienced Management Team Name Title Years at Utz Background Dylan Lissette Chief Executive Officer 24 Years Cary Devore EVP & Chief Financial Officer Mark Schreiber EVP, Sales & Marketing Tucker Lawrence EVP, Chief Supply Chain Officer Ajay Kataria EVP, Finance & Accounting Todd Staub EVP & Chief Administrative Officer 4 Years 3 Years 15 Years 3 Years 23 Years 19 ℠

III. Value Creation Strategy

℠ 1. Drive Productivity 2. Optimize Revenue and Trade 3. Improve Margin Mix 1. Focus on Branded Snacking in the U.S. 2. Deliver Strong Synergies Goal: Be Fastest Growing Pure - Play Branded Snack Platform of Scale in U.S. 1. Accelerate Power Brands Through Enhanced Marketing and Innovation 2. Expand Distribution in Underpenetrated Channels and Customers 3. Continue National Geographic Expansion 4. Increase Presence in Key Salty Snack Sub - Categories and Adjacencies Reinvest to Accelerate Revenue Growth Reduce Costs and Enhance Margins Continue Strategic Acquisitions 20 Value Creation Strategies ℠ 1 2 1 2 3 1 2 3 4

Reduce Costs and Enhance Margins

Company Positioned for Significant Ramp-Up in Cost Savings and Margins

Business Transformation

- Eleven Acquisitions Successfully Integrated
  - 4 to 14 Manufacturing Facilities
  - SKU Count Expanded ~50%, Net of Rationalizations
- DSD Converted to Independent Operators

People, Processes, and Systems in Place

- Upgraded Management and Dedicated Continuous Improvement Resources
- Manufacturing and Trade Management Systems Implemented
- Single, Upgraded ERP System Underway

Capital Available

- Constrained by High Leverage as Private Company
- After SPAC Business Combination, Capital Reallocated to High ROI Productivity Initiatives

CCH Partnership

- CCH Proven Productivity and Cost Savings Playbook
- CCH Team to Actively Partner with Utz Management

Utz Projected Further Adj. EBITDA Margin[(2)]


13.3%
Mid-Teens
2020E(1)
Target

Margin Target Reflects Planned Increase in Marketing and Brand Support

1). Represents FY 2020E Projected Further Adj. EBITDA as % of Pro Forma Net Sales. 2). See page 41 for reconciliation. For 2020 and 2021, "Projected Further Adjusted EBTIDA" refers to figures disclosed in the definitive proxy / prospectus and represents management's view of Utz as a public company.

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Reduce Costs and Enhance Margins (Cont'd)

			Expected Financial Impact
1 Drive Productivity	Procurement	▪ e-Auctions ▪ Group Purchasing ▪ Product Design	Ongoing Annual Productivity Savings of 3-4% of COGS Supply Chain Opportunities Identified with $50 Million Potential Over Three-Year Period to Jumpstart the Ramp-Up of the Included 3-4% Productivity
	Manufacturing Processes	▪ LEAN/CI Projects ▪ Raw Materials Waste/Giveaways ▪ Forecasting and Scheduling	
	Manufacturing Footprint	▪ Plant Optimization	
	Distribution	▪ Network Optimization ▪ Route-to-Market Efficiencies	
	G&A	▪ Final IO Conversion ▪ ERP Efficiencies	
2 Optimize Revenue and Trade	▪ New Trade Management Software in 2020 ▪ Leverage Insights from ERP Rollout ▪ Price Pack Architecture Initiatives		~25bps per Annum Over 3 Years
3 Improve Margin Mix	▪ Grow Higher-Margin Power Brands ▪ De-emphasize Lower-Margin Private Label/Partner Brands		~30bps per Annum

Utz BRANDS
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℠ 2019: ~1% 3.8% Utz Peer Average Accelerate Power Brands Through Enhanced Marketing and Innovation Source: Company filings, Management estimates. IRI MULO - C data for 2014 and 2019 calendar years . 1). Represents last reported fiscal year advertising expense as a % of Net Sales per most recent form 10 - K reviewed as of April 29, 2020. Peers include Campbell’s, Flowers Foods, General Mills, Hain, Hershey, Hostess, J&J Snack Foods, Kellogg, Mondelez, and PepsiCo. Increase Marketing Spend Strong Momentum in Key Power Brands ▪ Add “pull” marketing to successful trade “push” strategies ▪ Reallocate existing spend to higher ROI marketing ▪ Leverage and invest more in consumer research and insights ▪ Enhance new product innovation capabilities and resources ▪ Strengthen sales execution with improved analytics and technology $23 $46 2014 2019 $495 $563 2014 2019 Advertising Expense % of Sales LT Target: ~3 - 4% Peer Average (1) 23 Retail Sales ($mm) 47% 61% 2014 2019 18% 44% 2014 2019 ACV Distribution (%) $37 $63 2014 2019 $13 $48 2014 2019 Pork Skins 33% 37% 2014 2019 9% 14% 2014 2019 Improve Brand Marketing Execution ℠ 1

℠ Expand Distribution in Underpenetrated Channels and Customers Source: IRI MULO - C data (52 - week period ended 1/26/2020) for salty snack category by channel. 1). Pro Forma for Conagra Snacks and Kitchen Cooked acquisitions. 4.7% Share in C - Store and Mass Represents $210mm of Incremental Retail Sales C - Store and Mass Strategies ▪ Expand C - Store presence through strengthened master distributor and redistributor relationships ▪ Drive Mass distribution by leveraging new national scale and expanded brand portfolio ▪ Develop channel specific packages and display units 7.3% 4.7% 3.6% 1.9% 4.2% 3.9% 3.5% 3.2% 4.9% 3.1% 2.4% 2.1% 5.3% 4.4% 3.8% 3.6% 56.9% 68.1% 66.3% 57.6% Share by Channel 4.7% 4.7% 24 Food C - Store Mass Club Rapidly Growing E - Commerce (1) % of Net Sales 1.2% 2.0% 2.9% YoY Growth 83% 106% 195% 2019 Q2 ’20 ℠ ℠ ℠ ℠ 2 Q1 ’20

3 Continue National Geographic Expansion

Geographic Priorities


WA
OR
CA
NV
ID
MT
WY
UT
AZ
CO
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
OH
KY
TN
MS
AL
GA
FL
SC
NC
VA
WV
PA
NY
ME
NH
VT
MA
CT
RI
NJ
DE
MD
DC
AK
HI
Core
Expansion
Emerging

Strategies

- Focus on Large Population Markets
  - –"Expansion" Markets: Florida, Texas, Mid-West
  - –"Emerging" Markets: California, Arizona
- Expand DSD Route Network
- Drive Power Brands via National Warehouse
- Make Tuck-in Acquisitions

Significant Opportunity for Growth in Expansion and Emerging Geographies

	% 2019 Utz Retail Sales	Rank	Utz $ Market Share
Core	59%	#2	7.4%
Expansion	31%	#4	3.2%
Emerging	10%	#6	1.2%
National	100%	#4	3.8%

- **Each One Point Share Gain in Expansion/Emerging Geographies Represents $180mm of Incremental Retail Sales**
- **7.4% Share Nationally Represents $890mm of Incremental Retail Sales**

Source: IRI MULO-C data (52-week period ended 12/29/2019).

utz BRANDS
25

℠ Potato Chips 30% 6.1% Tortilla 22% 0.3% Cheese 11% 4.2% RTE Popcorn 6% 1.4% Pretzel 5% 10.4% Pork Skins 2% 12.4% Total (1) 3.8% Increase Presence in Key Sub - Categories and Adjacencies Strategies Other Adjacent Snack Category Opportunities ▪ BFY / Healthy Snacks ▪ Protein Snacks ▪ Baked Snacks ▪ Pita / Rice Snacks 3.8% Share in Tortillas and RTE Popcorn Represents $235mm of Incremental Retail Sales Source: IRI MULO - C data (52 - week period ended 12/29/2019). 1). Total market share includes corn and other salty snacks. ▪ Bagel / Cracker Chips ▪ Nuts / Trail Mix ▪ Salsa / Dips 26 Make Acquisitions Line Extend Existing Brands Introduce New Brands License Brands % of Total Salty Snack Category Utz Share Sub - Category 3.8% 3.8% 4

Continue Strategic Acquisitions

Proven Track Record	Acquisition-Savvy Management Team and Experienced Board
Scalable M&A Platform	Significant Synergy Opportunities Driven by Highly Leverageable Manufacturing and Distribution System
Robust Pipeline & Favorable Competitive Dynamics	Utz is Logical Consolidator in Category with Numerous Opportunities ▪ Smaller Tuck-ins ▪ Transformative / RMT Vehicle

Near-Term Acquisition Criteria

1. Focus on Branded Snacking in the U.S. with Concentration on Salty Snacks
   - Facilitate Geographic Expansion
   - Increase Presence in Sub-Categories
   - Enhance Growth
2. Deliver Strong Synergies

Financial Priorities

- Accretive and Multiple Enhancing
- Consistent with Target Leverage Policy

Utz BRANDS 27

IV. Financial Overview

℠ 3/22/2020 4/19/2020 5/17/2020 6/14/2020 7/12/2020 Food & Beverage 33% 12% 15% 11% 11% Total Salty Snacks 22% 9% 12% 10% 9% PepsiCo 22% 10% 12% 9% 8% Campbell's 28% 16% 16% 10% 7% Kellogg's 22% (0%) 6% 6% 13% 29% 23% 24% 18% 16% General Mills 9% (19%) (10%) (6%) (3%) Private Label 21% 5% 8% 3% 2% Utz Sustained Impressive Retail Sales Momentum in Q2 28 1). Source : IRI MULO - C data. Represents data for the 13 - week period ended June 28 th , 2020. 2 ). IRI MULO - C data. Represents data for four - week sequential periods ended March 22 nd , 2020 to July 12 th ,2020. 2020 YoY Salty Snacks Retail Sales Growth Q2 / 13 - Week Period Ended 6/28/20 (1) Private Label Total Salty Snacks Four - Week Period Ended (2) ℠ 11% 11% 13% 6% 21% (10%) 5% 11% 21% 14% 17% (10%) 21% 32% 31% 16% (8%) MULO+C Food Mass Club Convenience Total SS Utz ▪ Utz Q2 IRI retail sales growth nearly double the salty snack category ▪ Growth continues to be driven by Food, Mass and Club channels ▪ Benefits of DSD / DTW hybrid distribution platform continue to drive sales growth General Mills Kellogg’s Campbell’s PepsiCo MULO + C Club Mass Food Convenience ℠

Increased Belief COVID Favorable for Utz's Brands Longer Term

Longer-Term Increase in At-Home Food Consumption

- Initial stay-at-home orders reintroduced at-home cooking and eating, which are likely to continue amidst continued uncertainty
- Even after re-openings, people will spend more time at home and avoid offices, restaurants, and public gatherings, with a potential enduring shift to "work-from-home"
- Recession favors at-home versus away-from-home consumption

Accelerated Utz Sales Growth and Share Gains Longer-Term

- Utz strengthened its existing customer relationships and developed new retail customers given its ability to supply and provide retail coverage during COVID
- Trial generated during COVID creating satisfied new Utz consumers given excellent product quality, with household penetration already increasing ~12% or ~2.6 million HH[(1)]
- Reduced competition from smaller salty snack competitors that are less well-capitalized and more reliant on co-manufacturers and third-party distribution
- Iconic brands like *Utz* are more attractive during COVID-driven recession; private label losing share

Source: IRI MULO-C data.
1). Based on IRI panel survey for the 12-week period ended July 12, 2020.

29

Strong Utz Financial Results Continued in Q2

- Q2 Pro Forma Net Sales growth driven primarily by Power Brands across Food, Mass and Club channels
- Q2 Pro Forma Net Sales growth is below IRI retail sales growth due to unmeasured channels[1] such as smaller format accounts, foodservice, and specialty retailers, which were negatively impacted by COVID (in Q1, unmeasured channels experienced growth)
- Q2 Normalized Further Adj. EBITDAgrew 15%, as strong mix and gross margins were partially offset by timing of expenses



Pro Forma Net Sales ($mm)(2)
YoY % Growth
+12%
+11%
+11%
$204
$228
$218
$242
$422
$470
Q1 2019
Q1 2020
Q2 2019
Q2 2020
1H 2019
1H 2020



Normalized Further Adj. EBITDA ($mm)(3)
(% Pro Forma Net Sales Margin♦)
YoY % Growth
YoY $ Growth
+39%
+$8
+15%
+$4
+24%
+$12
$22
11%
$30
13%
$29
13%
$33
14%
$51
12%
$63
13%
Q1 2019
Q1 2020
Q2 2019
Q2 2020
1H 2019
1H 2020

1). Unmeasured channels, which are currently estimated at approximately 30% of Utz's invoiced sales, include natural grocery, Costco, Dollar Tree, Amazon, smaller accounts, cash accounts, foodservice, partner brands, and private label, among others. Invoiced sales reflect net sales before the impact of certain trade deductions and independent DSD operator discounts. 2). Includes Conagra Snacks and Kitchen Cooked pre-acquisition contribution. 3). Includes Conagra Snacks and Kitchen cooked pre-acquisition contribution, as well as synergies and anticipated incremental public company costs. See page 41 for reconciliation. For 2020 and 2021,"Projected Further Adjusted EBTIDA" refers to figures disclosed in the definitive proxy / prospectus and represents management's view of Utz as a public company. 2019 Nomalized Further Adj. EBITDA is used by Utz management as a baseline to construct its forecast and consider annual growth projections.

30

Updated 2020 Utz Projections

- 2H 2020 Pro Forma Net Sales growth projected consistent with historical salty snack category growth, albeit this may be conservative given recent trends
- 2H 2020 Projected Further Adj. EBITDA growth reflects incremental marketing and brand building investments we intend to make to retain new consumers and accelerate future growth



Pro Forma Net Sales ($mm)(1)
YoY % Growth
+11%
+4%
+8%
$422
$470
$444
$462
$866
$932
1H 2019
1H 2020
2H 2019
2H 2020E
FY 2019
FY 2020E



Normalized / Proj. Further Adj. EBITDA ($mm)(2)
(% Pro Forma Net Sales Margin♦)
YoY % Growth
YoY $ Growth
+24%
+$12
+7%
+$4
+15%
+$16
$51
$63
$57
$61
$108
$124
12%
13%
13%
13%
12%
13%
1H 2019
1H 2020
2H 2019
2H 2020E
FY 2019
FY 2020E

1). Includes the full period impact of the acquisitions of Conagra Snacks and Kitchen Cooked. 2020 numbers exclude the impact of the 53rd week.
2). Includes the full period impact of the acquisitions of Conagra Snacks and Kitchen Cooked. Includes full run rate synergies and public company costs. 2020 numbers exclude the impact of the 53rd week. See page 41 for reconciliation. For 2020 and 2021, "Projected Further Adjusted EBTIDA" refers to figures disclosed in the definitive proxy / prospectus and represents management's view of Utz as a public company. 2019 Normalized Further Adj. EBITDA is used by Utz management as a baseline to construct its forecast and consider annual growth projections.

31

Updated Utz Summary Financials

- Utz Brands expects to provide its first full year 2020 guidance as a new public company with its Q3 earnings release in November 2020
- Collier Creek is not updating its 2021 projections for Utz, despite higher 2020E Pro Forma Net Sales than originally forecast
- 2021 full year guidance expected to be provided with Utz Brands' Q4 earnings release in March 2021

Pro Forma Net Sales


($ in mm)
$866
$932
$910
Prior
Forecast
$928
2019 (1)
2020E (1)
2021E

Normalized / Proj. Further Adj. EBITDA (% Pro Forma Net Sales Margin♦)


$108
$124
$134
12%
13%
14%
2019 (2)
2020E (2)
2021E (2)

	2019	2020E	2021E		2019	2020E	2021E
Pro Forma Net Sales Growth	12%	8% (3)	0% (3)	Proj. Further Adj. EBITDA Growth	-	15%	8%
Organic Retail Sales Growth (4)	4%	10%	2%				

1). 2019 is pro forma for the acquisitions of Conagra Snacks and Kitchen Cooked. 2020 excludes impact of Utz's 53rd week. See pages 39 and 40 for reconciliation.
2). 2019 is pro forma for the acquisitions of Conagra Snacks and Kitchen Cooked. 2020 excludes impact of Utz's 53rd week. Includes full run rate synergies. See pages 40 and 41 for reconciliation. For 2020 and 2021, "Projected Further Adjusted EBTIDA" refers to figures disclosed in the definitive proxy / prospectus and represents management's view of Utz as a public company. 2019 Normalized Further Adj. EBITDA is used by Utz management as a baseline to construct its forecast and consider annual growth projections.
3). Growth rate reflects the impact of final IO conversions, which reduce Net Sales from independent DSD operator discounts and improve Projected Further Adj. EBITDA Margins from the elimination of fixed selling and administrative costs.
4). IRI MULO+C data (calendar years ending 2018-2019). Excludes the impact of acquired brands until a full year of Utz ownership is in the baseline.

32

Significant Profit-Enhancing Capex Opportunities; Strong FCF Conversion

Capital Expenditures ($ in mm)



New ERP Implementation
Profit Enhancing
Maintenance
$15.2
$3.2
$12.1
$13.1
$1.8
$11.3
$18.6
$4.7
$5.4
$8.6
$13.9
$28.3
$10.0
$8.4
$9.9
$18.3
$25.0
$15.0
$10.0
2017A(3)
2018A
2019A
2020E
2021E

	2017A[3]	2018A	2019A	2020E	2021E
% of Net Sales[1]	**2.2%**	**1.7%**	**1.6%**	**2.0%**	**2.7%**
FCF Conversion[2]	**79%**	**83%**	**87%**	**85%**	**81%**

1). Calculation excludes ERP Implementation capex and is based on Pro Forma Net Sales. See page 40 for reconciliation.
2). FY 2017-18 calculation represents (Further Adj. EBITDA – Capex) ÷ Further Adj. EBITDA. FY 2019-21 calculation represents (Normalized / Projected Further Adj. EBITDA – Capex) ÷ (Normalized / Projected Further Adj. EBITDA). Calculation excludes ERP Implementation capex. See page 41 for reconciliation. For 2020 and 2021, "Projected Further Adjusted EBTIDA" refers to figures disclosed in the definitive proxy / prospectus and represents management's view of Utz as a public company. 2019 Normalized Further Adj. EBITDA is used by Utz management as a baseline to construct its forecast and consider annual growth projections. 3). Excludes $6.4 million of non-recurring capex primarily related to the rebuild of the company's fire damaged FL plant that was subsequently sold later in the year.

33

℠ Capital Focused on Driving Growth 1 Business Growth (Including M&A) 2 Debt Reduction 3 Dividend Increase 4 Share Buyback • 2020E Net Debt / Projected Further Adj. EBITDA of 3.1x • Target Net Leverage of 3 – 4x • Higher Net Leverage Possible for Strategic Acquisitions, Returning to Target Range within 1 – 2 Years Cash Flow Priorities Target Leverage 34 Expected Deleveraging (1) 1). Represents Net Debt / Projected Further Adj. EBITDA. Please see page 41 for reconciliation. For 2020 and 2021,“Projected Further Adjusted EBTIDA” refers to figures disclosed in the definitive proxy / prospectus and represents management’s view of Utz as a public company. 3.1x 2.6x 2020E 2021E

℠

Appendix

Transaction Overview

- Enterprise Value of $1,561 million[(1)] (11.6x 2021E Projected Further Adj. EBITDA)[(2)]
- Pro forma 2020E Net Debt / Projected Further Adj. EBITDA of 3.1x (all First-Lien)
- Existing Utz owners to be paid $60 million in cash consideration and issued 57.8 million rollover shares at close[(3)]
- Company to enter into tax receivable arrangement with Utz owners as part of transaction
- Collier Creek to convert 2 million Founder Shares to Performance Shares vesting at $12.50 and $15.00; rollover Utz owners to receive 3.5 million Performance Units with identical terms
- Transaction Closing expected in Q3'20

Pro Forma Valuation ($ in mm)

Collier Creek Illustrative Share Price	$10.00
Pro Forma Shares Outstanding (mm) [(1)]	115.1
Equity Value	**$1,151**
Net Debt [(1)]	409
Enterprise Value [(1)]	**$1,561**

Valuation Multiples	**NTM Proj. Further Adj. EBITDA Multiple**[(4)]	**12.1x**
	CY'21E Proj. Further Adj. EBITDA Multiple	**11.6x**

1). Enterprise value calculated based upon $1,151 million equity value and $409 million of Net Debt based on 12/31/19 balance. Equity value includes 115.1 shares outstanding. Excludes shares underlying warrants ($11.50 strike price) and seller and sponsor performance shares (which vest at $12.50 and $15.00 per share). Ascribes no value to net present value of net operating losses or other potential tax attributes.
2). See page 41 for reconciliation to Projected Further Adj. EBITDA. For 2020 and 2021, "Projected Further Adjusted EBTIDA" refers to figures disclosed in the definitive proxy / prospectus and represents management's view of Utz as a public company.
3). Utz owners will retain limited liability company interests in a subsidiary limited liability company to the public company (see proxy for further details on transaction structure). Rollover shares represent public share equivalent upon conversion of limited liability company interests and exclude 3.5 million seller performance shares.
4). NTM EBITDA multiple based on Q2 2020 NTM Projected Further Adj. EBITDA.
5). Assumes no redemptions from CCH trust account.
6). Investment pursuant to forward purchase agreement with Sponsor and independent directors.

Expected Cash Sources and Uses ($ in mm)

Collier Creek Cash in Trust Account[(5)]	$453
Sponsor Co-Investment[(6)]	35
Total Sources	**$488**
Cash Consideration to Existing Owners	$60
Repay Existing Debt and Preferred Units	376
Transaction Fees	52
Total Uses	**$488**

Expected Pro Forma Ownership[(5)]


Collier Creek Public Shareholders
41.3%
50.2%
8.6%
Rice/Lissette Family (Existing Owners)
Collier Creek Founders

35

℠ 17.1% 14.0% 11.5% 5.4% 5.1% 4.4% 4.0% 3.2% 2.7% 2.0% 1.7% 0.9% HAIN SMPL Utz TWNK FLO PEP MDLZ HSY K CPB BRBR GIS JJSF 11.3% 9.6% 3.5% 3.3% 2.6% 2.5% 2.4% 1.4% 1.1% 0.5% 0.4% (0.9%) BRBR SMPL Utz PEP TWNK MDLZ FLO K HSY GIS CPB HAIN JJSF 25.5% 22.7% 20.9% 20.6% 20.3% 19.8% 19.0% 18.4% 16.7% 13.3% 10.8% 10.2% 8.0% HSY TWNK GIS CPB MDLZ BRBR PEP SMPL K Utz FLO HAIN JJSF Operating Benchmarking to Peers CY 2019 – 2021E Net Sales CAGR CY 2019 – 2021E Adj. EBITDA CAGR CY 2020E EBITDA Margin Peer Median: 1.9% Peer Median: 3.6% Peer Median: 19.4% Source: Company filings, FactSet. Market data as of August 7, 2020 . Note: Utz EBITDA figures represent Normalized / Projected Further Adj. EBITDA. For 2020 and 2021,“Projected Further Adjusted EBTIDA” refers to figures disclosed in the definitive proxy / prospectus and re pre sents management’s view of Utz as a public company. 2019 Normalized Further Adj. EBITDA is used by Utz management as a baseline to con struct its forecast and consider annual growth projections . 1 ). Pro Forma for acquisition of Quest. 2 ). Pro Forma for FY impact of Conagra Snacks and Kitchen Cook acquisitions. 3). Pro Forma for acquisition of Voortman’s. 4). Pro Forma for acquisition of Perfect Snacks. 5). Pro Forma for divestiture of Keebler. 6). Pro Forma for divestiture of Tilda. (3) (3) 36 (6.6%) ( 15.3%) (1) (5) (3) (1) (5) (1) (5) (6) (6) (6) (4) (4) (4) (2) (2) (2)

℠ 32.0x 25.1x 23.3x 22.4x 21.4x 21.3x 20.5x 18.7x 17.8x 17.3x 16.6x 15.8x 15.7x JJSF-US HAIN SMPL HSY BRBR PEP FLO MDLZ UTZ CPB TWNK-US K GIS 16.9x 16.1x 15.4x 14.7x 14.2x 14.0x 13.4x 13.4x 13.3x 13.0x 12.9x 11.6x 10.5x JJSF-US HSY MDLZ PEP HAIN BRBR SMPL K GIS FLO CPB UTZ TWNK-US 18.5x 16.9x 16.7x 16.1x 15.9x 15.6x 15.2x 13.8x 13.5x 13.2x 12.9x 12.1x 11.0x JJSF-US SMPL HSY MDLZ PEP HAIN BRBR K GIS FLO CPB Utz TWNK-US Valuation Benchmarking to Peers (1 - Year Average Multiples) Source: Company filings, FactSet. Market data as of August 7, 2020. 1). Data as of IPO date, October 16, 2019. 2). Utz NTM EBITDA multiple based on Q2’20 NTM Projected Further Adj. EBITDA and NTM+1 multiples based on FY 2021 figures. For 2020 and 2021,“Projected Further Adjusted EBTIDA” refers to figures disclosed in the definitive proxy / prospectus and represents management’s view of Utz as a public com pany. 37 NTM EBITDA Multiple NTM + 1 EBITDA Multiple Peer Median: 15.4x Peer Median: 13.7x NTM + 1 P / E Multiple Peer Median: 20.9x (1) (1) (1) (2) (2) (2)

Expected Board of Directors

Collier Creek Director Nominees

	Name	Title	Bio
	Roger Deromedi	*Chairman*	• Former Chairman, Pinnacle Foods, • Former CEO, Kraft Foods
	Craig Steeneck	*Director; Chair, Audit Committee*	• Former EVP & Chief Financial Officer, Pinnacle Foods • Former CFO, International Home Foods
	Tony Fernandez	*Director*	• Former EVP & Chief Supply Chain Officer, Pinnacle Foods • Former Chief Supply Chain Officer, Cadbury
	Christina Choi	*Director*	• Sr. Vice President, Diageo • Former Global Brand Vice President, AB InBev
	Jason Giordano	*Director Chair, Compensation Committee*	• Sr. Managing Director, CC Capital • Former Managing Director, Blackstone

Family Director Nominees

	Name	Title	Bio
	Dylan Lissette	*Chief Executive Officer*	• CEO, Utz • 24 years at Utz
	Mike Rice	*Director; Chairman Emeritus; Special Advisor*	• Former Chairman & CEO, Utz • 40+ years at Utz
	Tim Brown	*Director*	• President & CEO, Sageworth • 25-year Director at Utz
	John Lindeman	*Director*	• CFO, Hydrofarm • Former CFO, Calavo Growers
	John Altmeyer	*Director Chair, Nominating & Governance Committee*	• Former CEO, Carlisle Syntec

Note: Represents expected director nominees, subject to requisite approvals.

38

Non-GAAP Reconciliation

		Non-GAAP Reconciliation							
		Fiscal Year Ended,			Fiscal Quarter Ended,				
		December 31, 2017	December 30, 2018	December 29, 2019	March 31, 2019	June 30, 2019	March 29, 2020	June 28, 2020
Net Sales	Net Sales (GAAP)	$707	$772	$768	$178	$188	$228	$242
EBITDA	**Net Income (GAAP)**	**$17**	**($28)**	**($13)**	**($3)**	**$3**	**$2**	**$7**
	Depreciation and Amortization	29	30	29	7	7	9	9
	Interest Expense, net (1)	9	43	45	12	12	9	9
	Tax Expense / (Benefit)	(16)	2	3	0	1	2	1
	EBITDA	**$39**	**$48**	**$64**	**$16**	**$23**	**$21**	**$26**
	Certain Non-Cash Adjustments (2)	12	13	9	1	1	1	2
	Acquisition and Integration (3)	6	11	3	1	1	5	4
	Business Transformation Initiatives (4)	13	3	5	0	-	2	1
	Financing-Related Costs (5)	4	1	5	-	0	0	-
	Adjusted EBITDA	**$73**	**$76**	**$87**	**$18**	**$25**	**$29**	**$33**

Note: Dollars in Millions.
1). Includes GAAP interest expense related to third-party obligations, net of interest income, on loans made to independent DSD operators to purchase delivery routes.
2). Includes fair value adjustment to incentive program, mark-to-market commodity adjustments, and asset impairment / write-offs.
3). Includes transaction-related expenses for historical acquisitions, and integration costs related to historical acquisitions.
4). Includes cost of restructuring activities largely due to the transition of company-owned DSD routes to independent operators, as well as corporate strategic initiatives and historic family-related costs.
5). Includes non-recurring financing costs and loss on extinguishment of debt.

Utz BRANDS 39

℠ Pro Forma Financials Reconciliation Note: Dollars in Millions. 1). Includes Conagra Snacks and Kitchen Cooked pre - acquisition contribution . 40 Non-GAAP Reconciliation Historical Projections Historical 2017A 2018A 2019A 2020E 2021E Q1'19 Q2'19 Q1'20 Q2'20 Net Sales (GAAP) $707 $772 $768 $949 $928 $178 $188 $228 $242 Pre-Acquisition Net Sales (1) - - 97 - - 26 29 - - Impact of 53rd Week - - - (17) - - - - - Pro Forma Net Sales $707 $772 $866 $932 $928 $204 $218 $228 $242 Adjusted EBITDA $73 $76 $87 $124 $133 $18 $25 $29 $33 Pre-Acquisition EBITDA (1) - - 10 - - 3 3 - - Further Adjusted EBITDA $73 $76 $97 $124 $133 $20 $28 $29 $33 Net Sales EBITDA

℠ Normalized / Projected Further Adjusted EBITDA 41 Historical Baseline Projections Quarterly Results 2019A 2020E 2021E Q1'19 Q2'19 Q1'20 Q2'20 Further Adjusted EBITDA $97 $124 $133 $20 $28 $29 $33 Trade Spend Normalization (2) 7 - - 0 0 - - Acquisition Synergies (3) 7 5 1 2 2 2 1 Public Company Costs (4) (3) (2) - (1) (1) (1) (1) Impact of Utz 53rd Week - (3) - - -- - - Normalized / Projected Further Adj. EBITDA $108 $124 $134 $22 $29 $30 $33 YoY Growth - 15% 8% - - 39% 15% Projected Further Adjusted EBITDA ▪ The following table shows the bridge from Further Adj. EBITDA (as presented in the definitive proxy / prospectus) to Normalized / Projected Further Adj. EBITDA (which was previously disclosed to investors), and is shown here to help investors understand differences b etween the updated figures in the proxy and the basis for management’s projections as a public company – The table presents FY’19 Normalized Further Adj. EBITDA, which was used by Utz management as a baseline to construct its forecast and form annual growth projections on a comparable baseline to FY’20 and FY’21 Projected Further Adjusted EBITDA (1) Note: Dollars in Millions. 1). See “Projected Further Adjusted EBITDA” as disclosed in the definitive proxy / prospectus . 2 ). Reflects the implementation in fiscal 2019 of a new system that enabled the company to refine period - end estimates for trade spend reserves. This resulted in a onetime true - up charge of trade spend reserve in fiscal 2019. The company does not expect similar material true - ups to recur in future periods . 3 ). Represents identified integration - related cost savings expected to be realized from the elimination of certain procurement, manu facturing, and logistics as well as selling and administrative expenses in connection with the acquisitions of Conagra Snacks and Kitchen Cooked. 4 ). Represents estimated incremental costs of operating as a public company following closing of the business combination, includ ing : exchange listing and other fees; audit and compliance costs; investor relations costs; additional D&O insurance premium; legal expenses associated with public filings and other items; and cash compensation for the Board of Dire cto rs .